EXHIBIT 10.13

Westaff

Employment Contract

This contract is entered into by and between Westaff (USA), Inc. ("Westaff") and
("you").
(full name of employee).

Westaff hereby agrees to hire you or continue your employment and you agree to accept employment or continue your employment with Westaff upon the following terms and conditions:

        1.    Duration. Your employment shall start or continue as of                        and shall continue thereafter until terminated by either party giving to the other two weeks' advance notice of termination. However, Westaff will not obliged to give you such advance notice if:

  a.
  Termination occurs during the first year of your employment; or

  b.
  You are a part-time employee; or

  c.
  You accept an offer of employment with a business competitive to Westaff; or

  d.
  You are terminated for misconduct, violation of this Contract or violation of Westaff's policies or rules as set forth in Westaff's Employee Handbook or otherwise made known to you.

        2.    Terminable-At-Will. You are a "terminable-at-will" employee. You may resign at any time with or without a reason. Likewise, Westaff may dismiss you at any time with or without cause. You acknowledge that there are no other express or implied agreements between you and Westaff for any specific period of employment, nor for continuing or long-term employment.

        3.    Pay. You will be paid a beginning salary of $                   per year or a wage of $                   per hour. Your pay may be revised without impairing the effectiveness of any other provisions of this Contract. Your pay will be paid in equal installments every two weeks. Each pay period is distinct and severable, and your employment for part of a pay period or part of a year will not entitle you to pay for more than the time you actually worked. In the event your employment terminates during a pay period, your pay will be prorated to the date of termination, and will include earned vacation pay, if any.

        4.    Confidentiality. Westaff is a provider of temporary staffing and employment services. You acknowledge that by virtue of your employment, you will become familiar with or have access to Westaff's valuable proprietary information, confidential data and trade secrets which include but are not limited to, customers' and employees' names, addresses and telephone numbers, bill and pay rates, employees' pay and skills, other statistical information, sales techniques, methods of operation, advertising materials, formulas and operating manuals. As the misappropriation of such information, data or secrets would result in great damage or loss to Westaff.

        5.    Non-Diversion. You agree that you will not, directly or indirectly, either for yourself or for any other person, firm or corporation, solicit or attempt to divert any Westaff customer or recruit any Westaff employee during your Westaff employment and for a period of one year thereafter. For purposes of this paragraph, a Westaff customer is defined as any person, firm or corporation that Westaff has serviced within one year preceding the termination of your employment and with whom you have had contact on behalf of Westaff, and a Westaff employee is defined as any person who has received salary or wages from Westaff within one year preceding the termination of your employment.

        6.    Non-Competition. You agree to devote your best efforts to the performance of your Westaff duties and to perform no acts detrimental to Westaff's best interests. You will not engage in any other business nor work for any other person or entity during your Westaff workday. While employed by Westaff, you will not engage in any competitive temporary staffing or employment services business.

You further agree that you will not engage in a competitive temporary staffing or employment services business, in a same or similar capacity in which you were employed by Westaff, for yourself or for any other person, firm or corporation, within a radius of twenty-five miles from the Westaff office(s) where you were working for a period of one year after the termination of your Westaff employment.

        7.    Authority. You shall have no authority to enter into any contract or agreement or otherwise bind Westaff without the prior consent of an office of Westaff.

        8.    Property. Upon termination of your employment, you agree to immediately deliver to Westaff all equipment, supplies, keys, manuals, monies, overpayments, lists, records, resumes, diskettes or other material related to the business of Westaff and all Westaff property of whatever nature in your possession or control or which you may have entrusted to any other party.

        9.    Violation. You acknowledge that the obligations and restrictions set forth in this Contract are reasonably necessary for the protection of Westaff's business, goodwill, property, customer and employee relationships. You recognize that irreparable damage will result to Westaff in the event of any violation of this Contract and hereby agree to the issuance of a restraining order and/or an injunction against you for such a violation, in addition to any other legal or equitable remedies Westaff may have.

        10.  Assignment. Westaff's rights and/or duties under this Contract may be assigned or delegated to any successor of Westaff. However none of your right and/or duties under this contract may be assigned by you to any other party.

        11.  Modification. The terms of this Contract may be amended, modified or replaced only by a subsequent written agreement signed by you and an authorized representative of Westaff.

        12.  Severability. Every provision of this Contract is distinct and severable. If any such provision is held to be illegal, unenforceable or void, it shall not affect the legality, enforceability or validity of any of the other provisions.

        13.  Acknowledgment. You hereby acknowledge that you have read and understood this Contract. By signing below, you acknowledge receipt of a copy of this Contract and agree to abide by its terms and conditions.

Employee:	(signature of employee)	Date:
Westaff (USA), Inc.
By:	(signature of Westaff representative)	Location:	(City, State and Westaff office number)
Title: